Exhibit 5.1

Tel. 972-3-69441111
Fax. 972-3-6091116
fbc@fbclawyers.com

April 21, 2026

To:

Enlivex Therapeutics Ltd.

14 Einstein Street

Ness Ziona, Israel 7403618

Re: Enlivex Therapeutics Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), which registers the offer and resale by the selling shareholder named in the Registration Statement (the “Selling Shareholder”), from time to time, of up to 23,333,333 ordinary shares, par value NIS 0.40 per share, of the Company (“Ordinary Shares” and the “Note Shares”), issuable to the Selling Shareholder pursuant to the terms of the Company’s issued and outstanding Senior Secured Convertible Promissory Note due March 23, 2027 (the “Note”) issued and sold to the Selling Shareholder, in a private placement, pursuant to a securities purchase agreement dated March 23, 2026 entered into between the Company and the Selling Shareholder (the “Private Placement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the Articles of Association of the Company, as in effect at the consummation of the Private Placement and as currently in effect (the “Articles”); (iii) resolutions of the Board of Directors of the Company (the “Board”) and committees of the Board that relate to the Private Placement and the issuance of the Note and the Note Shares pursuant thereto, the filing of the Registration Statement, and the actions to be taken in connection therewith; and (iv) such other corporate records, agreements, documents, and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents and minutes of meetings of committees of the Board, the Board, and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. With respect to our opinion regarding the Note Shares, we have further assumed that, at the time of their issuance, a sufficient number of Ordinary Shares will be authorized and available for issuance under the Articles as then in effect.

Based on and subject to the foregoing, we are of the opinion that the Note Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms and conditions of the Note, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ FISCHER (FBC & Co.)
FISCHER (FBC & Co.)